Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of American International Holdings Corp. (the “Company”) on Form S-8 (File No. 333-236882), of our report dated March 29, 2022, with respect our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

March 29, 2022